UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2021

Diversey Holdings, Ltd.

(Exact name of registrant specified in its charter)

Cayman Islands	001-40293	Not applicable
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Altura Road, Suite 125 Fort Mill SC 29708

(Address of principal executive offices, including zip code)

(803) 746-2200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.0001 par value	DSEY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2021, Diamond (BC) B.V. (the “Issuer”), an indirect wholly owned subsidiary of Diversey Holdings, Ltd. (the “Company”), completed the private sale of $500,000,000 in aggregate principal amount of 4.625% Senior Notes due 2029 (the “Notes”) in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The Issuer used the net proceeds from the issuance of the Notes, together with borrowings under its New Senior Secured Credit Facilities (as defined below) and cash on hand, to redeem all of the €450 million aggregate principal amount of 5.625% Senior Notes due 2025 (the “Existing Senior Notes”), pay fees and/or expenses incurred in connection with the Refinancing Transactions (as defined below) and for general corporate purposes.

Indenture

The Notes were issued pursuant to an indenture, dated as of September 29, 2021 (the “Indenture”), by and among the Issuer, the guarantors party thereto (collectively, the “Guarantors”), and Wilmington Trust, National Association, as trustee.

The Notes mature on October 1, 2029 and bear interest at a rate of 4.625% per annum. Interest is payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2022.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Issuer’s direct parent, BCPE Diamond Netherlands TopCo B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdings”), and the Issuer’s existing and subsequently acquired or organized direct and indirect material wholly owned restricted subsidiaries that guarantee indebtedness under the Senior Secured Credit Facilities (as defined below) (other than those organized in Italy). The Notes and the guarantees are the Issuer’s and the Guarantors’ general senior unsecured obligations and rank: (i) equally in right of payment with all of the Issuer’s and the Guarantors’ other existing and future senior indebtedness; (ii) effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future secured indebtedness, including indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness; and (iii) senior in right of payment to all of the Issuer’s and the Guarantors’ existing and future subordinated indebtedness and other obligations that expressly provide for their subordination to the Notes and the guarantees.

Optional Redemption

The Issuer may redeem the Notes, in whole or in part, at any time prior to October 1, 2024, at a price equal to 100% of the principal amount of the Notes redeemed, plus additional amounts, if any (as set forth in the Indenture), a make-whole premium (as set forth in the Indenture) and accrued and unpaid interest to, but excluding, the redemption date. The Issuer may redeem the Notes, in whole or in part, on or after October 1, 2024, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest and additional amounts, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the following years: 2024 - 102.313%; 2025 - 101.156%; and 2026 and thereafter - 100.000%. At any time on or before October 1, 2024, the Issuer may elect to redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the redemption date, with the net cash proceeds received by, or contributed to, the Issuer from one or more equity offerings of the Company.

Restrictive Covenants

The Indenture contains covenants that limit the Issuer’s ability and the ability of the Issuer’s restricted subsidiaries, to, among other things: (i) incur additional indebtedness, issue preferred equity and guarantee indebtedness; (ii) pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock; (iii) prepay, redeem or repurchase certain material debt; (iv) make loans and investments; (v) sell or otherwise dispose of assets; (vi) sell stock of the Issuer’s subsidiaries; (vii) incur liens; (viii) enter into transactions with affiliates; (ix) enter into agreements restricting the Issuer’s subsidiaries’ ability to pay dividends and (x) consolidate, merge or sell all or substantially all of the Issuer’s assets.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture and the Notes, copies of which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.

Amendment to Credit Facility

On September 29, 2021, concurrently with the issuance of the Notes, the Issuer entered into that certain Amendment No. 3 (the “Third Amendment”) to amend its existing senior secured credit facilities governed by that certain credit agreement (as previously amended, the “Credit Agreement”), dated as of September 6, 2017, by and among Holdings, the Issuer, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, to refinance the Issuer’s existing term loan facility.

The Third Amendment provides for the following, among other things:

•	repayment of the existing term loan facility in the aggregate principal amount outstanding of $868,500,000 and €455,475,000, together with all accrued and unpaid interest thereon;

•	repayment of the Existing Senior Notes;

•	a new $1,500.0 million senior secured term loan facility (the “New Term Loan Facility” and, together with the revolving credit facility, the “New Senior Secured Credit Facilities” and, collectively referred to herein with the existing senior secured credit facilities as the “Senior Secured Credit Facilities”) consisting of a $1,500.0 million U.S. dollar denominated tranche with a maturity date of September 29, 2028; and

•	the interest rate under the New Term Loan Facility equal to (i) the Adjusted LIBOR rate (as defined in the Senior Secured Credit Facilities) plus 3.00%, or (ii) ABR (as defined in the Senior Secured Credit Facilities) plus 2.00%; provided that, such percentages per annum shall permanently step-down to 2.75% and 1.75%, respectively, if on the later of (x) the date of delivery of a Compliance Certificate (as defined in the Senior Secured Credit Facilities) to the administrative agent for the second fiscal quarter ending following the effective date of the Third Amendment and (y) the first date of delivery of a Compliance Certificate to the administrative agent, in either case, demonstrating that the Total Net Leverage Ratio (as defined in the Senior Secured Credit Facilities) as of the last day of a fiscal quarter ending after the effective date of the Third Amendment is less than or equal to 4:50 to 1.00.

The description of the Third Amendment contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

We collectively refer to the Credit Agreement as amended by the Third Amendment, repayment of the existing term loan facility, the entry into the New Term Loan Facility, the redemption of the Existing Senior Notes, the offering of the Notes and the application of the net proceeds therefrom as the “Refinancing Transactions.”

After giving effect to the Refinancing Transactions, the Company had cash and cash equivalents of approximately $80.0 million and the Issuer had no amounts outstanding under its revolving credit facility and approximately $440.2 million available for borrowing thereunder (including approximately $9.8 million of issued and undrawn letters of credit).

Item 1.02	Termination of Material Definitive Agreement

       As previously disclosed, on September 8, 2021, the Issuer delivered a notice of conditional full redemption, conditioned on the closing of the Refinancing Transactions, to redeem all of its outstanding Existing Senior Notes on October 8, 2021 (the “Redemption Date”). At the closing of the offering of the Notes, the Issuer deposited with the paying agent under the indenture governing the Existing Senior Notes the net proceeds from the Notes, together with borrowings under its New Senior Secured Credit Facilities, in an amount sufficient to pay and discharge the principal amount outstanding, plus accrued and unpaid interest on the Existing Senior Notes to, but not including, the Redemption Date, and irrevocably instructed the trustee under the indenture governing the Existing Senior Notes to apply such funds to the full payment of the Existing Senior Notes on the Redemption Date. Concurrently therewith, the Issuer elected to satisfy and discharge the indenture governing the Existing Senior Notes in accordance with its terms and the trustee acknowledged such discharge and satisfaction. As a result of the satisfaction and discharge of the indenture governing the Existing Senior Notes, the Issuer and the guarantors of the Existing Senior Notes have been released from their remaining obligations under the indenture governing the Existing Senior Notes.

This Current Report on Form 8-K is not an offer to buy, or a notice of redemption with respect to, the Existing Senior Notes or any other securities.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

In connection with the pricing of the Notes, on September 15, 2021, the Issuer and the Guarantors entered into a Purchase Agreement with Goldman Sachs Bank Europe SE, as representative of the initial purchasers, relating to the issuance and sale of the Notes. The Purchase Agreement contained customary representations, warranties and agreements by the Issuer and the guarantors, and customary conditions to closing, indemnification obligations of the Issuer and the guarantors, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

4.1	Indenture, dated as of September 29, 2021, by and among Diamond (BC) B.V., the Guarantors party thereto and Wilmington Trust, National Association.

4.2	Form of 4.625% Senior Notes due 2029 (incorporated by reference to Exhibit A to Exhibit 4.1 filed herewith).

10.1	Third Amendment, dated September 29, 2021, to the Credit Agreement, dated as of September 6, 2017, by and among BCPE Diamond Netherlands Topco, B.V., Diamond (BC) B.V., the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch as the administrative agent, the collateral agent and a letter of credit issuer party thereto.

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2021	DIVERSEY HOLDINGS, LTD.

	By:	/s/ Philip Wieland
Name: Philip Wieland
Title: Chief Executive Officer